ORCHID ISLAND CAPITAL ANNOUNCES THIRD QUARTER 2021 RESULTS

VERO BEACH, Fla. (October 28, 2021) – Orchid Island Capital, Inc. (NYSE:ORC) ("Orchid” or the "Company"), a real estate investment trust ("REIT"), today announced results of operations for the three month period ended September 30, 2021.

Third Quarter 2021 Highlights

•         Net income of $26.0 million, or $0.20 per common share, which consists of:

•         Net interest income of $32.6 million, or $0.25 per common share

•         Total expenses of $3.7 million, or $0.03 per common share

•         Net realized and unrealized losses of $2.9 million, or $0.02 per common share, on RMBS and derivative instruments, including net interest expense on interest rate swaps

•         Third quarter total dividends declared and paid of $0.195 per common share

•         Book value per common share of $4.77 at September 30, 2021

•         Total return of 5.4%, comprised of $0.195 dividend per common share and $0.06 increase in book value per common share, divided by beginning book value per common share

•         Company to discuss results on Friday, October 29, 2021, at 10:00 AM ET

•         Supplemental materials to be discussed on the call can be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com

Management Commentary

Commenting on the third quarter results, Robert E. Cauley, Chairman and Chief Executive Officer, said, “Once again Covid-19 dominated economic activity this quarter.  However, we may be at a crossroads as the effects of the Delta variant appear to be waning and the number of people with either a vaccination and/or prior infections of the virus have grown substantially.  Pandemic related relief measures such as supplemental unemployment insurance payments and foreclosure moratoriums are essentially over.  Hopefully the combination of all of these factors will lead to surging job growth and act to quickly lessen the severe supply shortage of both goods and labor plaguing the economy.  This in turn should slow the stubbornly high inflation from which the economy has suffered.  If these events come to pass the economy is positioned to perform very well, and the Federal Reserve (the “Fed”) will slowly remove the considerable accommodation they have provided the market via a tapering of their asset purchases and eventually increases to the Fed funds rate. If we do not see a resurgence of job growth or job growth is unable to lessen the pervasive price pressures in the economy, the path of economic growth is less certain, and monetary policy could prove to be quite challenging for the Fed.

“Interest rates across the U.S. Treasury curve and U.S. dollar swap curve were little changed during the third quarter of 2021.  The only notable development within the rates complex was the slight flattening of both curves between the five- and 30-year points as the market anticipates the eventual tapering of asset purchases beginning in the fourth quarter of 2021 and increases to the Fed funds rate in either the second half of 2022 or early 2023. As the fourth quarter of 2021 has unfolded and inflationary pressures have continued to build, market pricing of forward short-term rates have continued to reflect additional increases to the Fed funds rate. Further, as inflation persists at higher levels and continues to challenge the Fed’s assertion that it will prove transitory, longer maturity rates have moved higher so far in the fourth quarter.  The level of the 10-year U.S. Treasury is close to matching the year-to-date high yield established on March 31, 2021.

“Given this economic backdrop Orchid was able to generate another strong quarter, with earnings per share of $0.20, an increase in book value per share of $0.06 and an economic return of 5.4%, unannualized.  Realized yields on our RMBS portfolio increased

ORC Announces Third Quarter 2021 Results

October 28, 2021

slightly from 2.60% during the second quarter of 2021 to 2.66% in the third quarter of 2021. The Company benefited from very slow levels of prepayments, especially on the pass through portfolio as the 3-month CPR was only 9.8, helping to enhance the realized yield on the portfolio in an otherwise unchanged rate environment.

“The Company once again was able to utilize our at-the-market program and issued approximately 35.8 million shares in the third quarter of 2021, raising net proceeds of approximately $177.2 million at a weighted average selling price of approximately $4.94 per share.  The shares were issued at a premium to both beginning and ending book value per share for the third quarter.  The proceeds were deployed in a manner that was generally consistent with the positioning of the portfolio coming into the quarter.  Coupled with our trading activity throughout the quarter the positioning of the portfolio did not change materially.  Leverage was down from 8.2 to 1 on June 30, 2021, to 7.5 to 1 on September 30, 2021.  However, as the proceeds from the ATM were somewhat backloaded, there were significant purchases of RMBS assets just after quarter end, and the current leverage ratio is close to the June 30, 2021 level.

“On our last earnings call, we stated that the portfolio was defensively positioned going into the third quarter.  The portfolio retains a bias towards higher rates and the likely tapering of MBS asset purchases by the Fed starting before year-end.  Echoing my comments at the end of the second quarter, as a mortgage REIT focused solely on the Agency RMBS market, we do not have the option of eliminating our exposure to the sector.  What we can do is minimize our exposure to the sub-sectors of the Agency RMBS market that will be most adversely affected by the tapering when it does occur.  We believe that these will be the coupons the Fed buys as part of their asset purchase programs.  To wit, we have maintained relatively low levels of exposure to Ginnie Mae fixed rate RMBS and 15 and 30-year production coupons.  As has been the case since the first quarter of 2021, this strategy prevents us from taking advantage of the very attractive dollar roll opportunities available in many of these securities, especially 30-year, fixed rate production coupons, but we have been able to earn attractive returns in other sectors of the Agency RMBS market.  We continue to manage in this fashion into the fourth quarter and are likely to do so over the near-term.”

Details of Third Quarter 2021 Results of Operations

The Company reported net income of $26.0 million for the three month period ended September 30, 2021, compared with net income of $28.1 million for the three month period ended September 30, 2020. The Company increased its Agency RMBS portfolio over the course of the third quarter of 2021 through capital raised through the ATM program. Interest income on the portfolio in the third quarter was up approximately $4.9 million from the second quarter of 2021. The yield on our average MBS increased from 2.60% in the second quarter of 2021 to 2.66% for the third quarter of 2021, repurchase agreement borrowing costs declined from 0.14% for the second quarter of 2021 to 0.13% for the third quarter of 2021, and our net interest spread increased from 2.46% in the second quarter of 2021 to 2.53% in the third quarter of 2021.

Book value increased by $0.06 per share in the third quarter of 2021. The increase in book value reflects our net income of $0.20 per share, the dividend distribution of $0.195 per share and approximately $0.06 per share added through our capital raising activities. The Company recorded net realized and unrealized losses of $0.02 per share on Agency RMBS assets and derivative instruments, including net interest expense on interest rate swaps.

Prepayments

For the quarter ended September 30, 2021, Orchid received $153.6 million in scheduled and unscheduled principal repayments and prepayments, which equated to a 3-month constant prepayment rate (“CPR”) of approximately 12.4%. Prepayment rates on the two RMBS sub-portfolios were as follows (in CPR):

		Structured
	PT RMBS	RMBS	Total
Three Months Ended	Portfolio (%)	Portfolio (%)	Portfolio (%)
September 30, 2021	9.8	25.1	12.4
June 30, 2021	10.9	29.9	12.9
March 31, 2021	9.9	40.3	12.0
December 31, 2020	16.7	44.3	20.1
September 30, 2020	14.3	40.4	17.0
June 30, 2020	13.9	35.3	16.3
March 31, 2020	9.8	22.9	11.9

 ORC Announces Third Quarter 2021 Results

October 28, 2021

Portfolio

The following tables summarize certain characteristics of Orchid’s PT RMBS (as defined below) and structured RMBS as of September 30, 2021 and December 31, 2020:

($ in thousands)
				Weighted
		Percentage		Average
		of	Weighted	Maturity
	Fair	Entire	Average	in	Longest
Asset Category	Value	Portfolio	Coupon	Months	Maturity
September 30, 2021
Fixed Rate RMBS	$5,458,562	97.4%	2.96%	342	1-Oct-51
Total Mortgage-backed Pass-through	5,458,562	97.4%	2.96%	342	1-Oct-51
Interest-Only Securities	140,078	2.5%	3.39%	250	25-Aug-51
Inverse Interest-Only Securities	2,783	0.1%	3.75%	304	15-Jun-42
Total Structured RMBS	142,861	2.6%	3.40%	253	25-Aug-51
Total Mortgage Assets	$5,601,423	100.0%	3.02%	326	1-Oct-51
December 31, 2020
Fixed Rate RMBS	$3,560,746	95.5%	3.09%	339	1-Jan-51
Fixed Rate CMOs	137,453	3.7%	4.00%	312	15-Dec-42
Total Mortgage-backed Pass-through	3,698,199	99.2%	3.13%	338	1-Jan-51
Interest-Only Securities	28,696	0.8%	3.98%	268	25-May-50
Total Structured RMBS	28,696	0.8%	3.98%	268	25-May-50
Total Mortgage Assets	$3,726,895	100.0%	3.19%	333	1-Jan-51

($ in thousands)
	September 30, 2021		December 31, 2020
		Percentage of		Percentage of
Agency	Fair Value	Entire Portfolio	Fair Value	Entire Portfolio
Fannie Mae	$4,315,090	77.0%	$2,733,960	73.4%
Freddie Mac	1,286,333	23.0%	992,935	26.6%
Total Portfolio	$5,601,423	100.0%	$3,726,895	100.0%

	September 30, 2021	December 31, 2020
Weighted Average Pass-through Purchase Price	$107.61	$107.43
Weighted Average Structured Purchase Price	$15.53	$20.06
Weighted Average Pass-through Current Price	$106.88	$108.94
Weighted Average Structured Current Price	$13.40	$10.87
Effective Duration (1)	3.350	2.360

 ORC Announces Third Quarter 2021 Results

October 28, 2021

(1)      Effective duration of 3.350 indicates that an interest rate increase of 1.0% would be expected to cause a 3.350% decrease in the value of the RMBS in the Company’s investment portfolio at September 30, 2021.  An effective duration of 2.360 indicates that an interest rate increase of 1.0% would be expected to cause a 2.360% decrease in the value of the RMBS in the Company’s investment portfolio at December 31, 2020. These figures include the structured securities in the portfolio, but do not include the effect of the Company’s funding cost hedges.  Effective duration quotes for individual investments are obtained from The Yield Book, Inc.

Financing, Leverage and Liquidity

As of September 30, 2021, the Company had outstanding repurchase obligations of approximately $5,213.9 million with a net weighted average borrowing rate of 0.13%.  These agreements were collateralized by RMBS with a fair value, including accrued interest, of approximately $5,430.3 million and cash pledged to counterparties of approximately $47.5 million. The Company’s leverage ratio at September 30, 2021 was 7.5 to 1. At September 30, 2021, the Company’s liquidity was approximately $429.5 million, consisting of cash and cash equivalents and unpledged RMBS (not including unsettled securities purchases).  To enhance our liquidity even further, we may pledge more of our structured RMBS as part of a repurchase agreement funding, but retain the cash in lieu of acquiring additional assets.  In this way we can, at a modest cost, retain higher levels of cash on hand and decrease the likelihood we will have to sell assets in a distressed market in order to raise cash.  Below is a list of our outstanding borrowings under repurchase obligations at September 30, 2021.

($ in thousands)
			Weighted		Weighted
	Total		Average		Average
	Outstanding	% of	Borrowing	Amount	Maturity
Counterparty	Balances	Total	Rate	at Risk(1)	in Days
ABN AMRO Bank N.V.	$421,279	8.3%	0.12%	$12,381	30
Mirae Asset Securities (USA) Inc.	396,039	7.6%	0.12%	19,488	74
Wells Fargo Bank, N.A.	357,656	6.9%	0.11%	17,141	14
RBC Capital Markets, LLC	356,691	6.8%	0.12%	15,268	31
J.P. Morgan Securities LLC	334,245	6.4%	0.12%	18,940	41
Goldman Sachs & Co. LLC	323,521	6.2%	0.12%	18,483	40
ASL Capital Markets Inc.	321,542	6.2%	0.12%	16,588	15
Cantor Fitzgerald & Co.	268,272	5.1%	0.12%	13,551	24
Citigroup Global Markets, Inc.	263,278	5.0%	0.11%	14,452	13
Mitsubishi UFJ Securities (USA), Inc.	259,581	5.0%	0.24%	23,343	24
Santander Bank, N.A.	210,831	4.0%	0.11%	10,154	29
ED&F Man Capital Markets Inc.	199,744	3.8%	0.12%	10,288	32
ING Financial Markets LLC	199,544	3.8%	0.12%	7,717	37
Nomura Securities International, Inc.	199,411	3.8%	0.11%	9,437	41
South Street Securities, LLC	173,977	3.3%	0.12%	8,106	42
BMO Capital Markets Corp.	169,909	3.3%	0.13%	10,221	14
Daiwa Capital Markets America, Inc.	167,813	3.2%	0.11%	7,451	16
Barclays Capital Inc.	145,516	2.8%	0.11%	3,468	13
Merrill Lynch, Pierce, Fenner & Smith Inc.	141,192	2.7%	0.17%	8,435	15
Austin Atlantic Asset Management Co.	99,395	1.9%	0.14%	4,294	7
Lucid Prime Fund LLC	85,283	1.6%	0.18%	8,154	14
Lucid Cash Fund USG LLC	60,503	1.2%	0.12%	2,991	14
J.V.B. Financial Group, LLC	58,647	1.1%	0.12%	2,883	22
Total / Weighted Average	$5,213,869	100.0%	0.13%	$263,234	30

 ORC Announces Third Quarter 2021 Results

October 28, 2021

(1)      Equal to the sum of the fair value of securities sold, accrued interest receivable and cash posted as collateral (if any), minus the sum of repurchase agreement liabilities, accrued interest payable and the fair value of securities posted by the counterparties (if any).

Hedging

In connection with its interest rate risk management strategy, the Company economically hedges a portion of the cost of its repurchase agreement funding against a rise in interest rates by entering into derivative financial instrument contracts.  The Company has not elected hedging treatment under U.S. generally accepted accounting principles (“GAAP”) in order to align the accounting treatment of its derivative instruments with the treatment of its portfolio assets under the fair value option election. As such, all gains or losses on these instruments are reflected in earnings for all periods presented.  At September 30, 2021, such instruments were comprised of Eurodollar and Treasury note (“T-Note”) futures contracts, interest rate swap agreements, and interest rate swaption agreements.

The table below presents information related to the Company’s Eurodollar and T-Note futures contracts at September 30, 2021.

($ in thousands)
	Average	Weighted	Weighted
	Contract	Average	Average
	Notional	Entry	Effective	Open
Expiration Year	Amount	Rate	Rate	Equity(1)
Eurodollar Futures Contracts (Short Positions)
2021	$50,000	1.01%	0.17%	$(104)
Treasury Note Futures Contracts (Short Positions)(2)
December 2021 5-year T-Note futures
(Dec 2021 - Dec 2026 Hedge Period)	$269,000	1.14%	1.29%	1,631
December 2021 10-year Ultra futures
(Dec 2021 - Dec 2031 Hedge Period)	$23,500	0.97%	1.19%	$518

(1)      Open equity represents the cumulative gains (losses) recorded on open futures positions from inception.

(2)      5-Year T-Note futures contracts were valued at a price of $122.74 at September 30, 2021.  The contract values of the short positions were $330.2 million at September 30, 2021. 10-Year Ultra futures contracts were valued at a price of $145.25 at September 30, 2021. The contract value of the short position was $34.1 million at September 30, 2021.

The table below presents information related to the Company’s interest rate swap positions at September 30, 2021.

($ in thousands)
		Average		Net
		Fixed	Average	Estimated	Average
	Notional	Pay	Receive	Fair	Maturity
Expiration	Amount	Rate	Rate	Value	(Years)
> 3 to ≤ 5 years	$955,000	0.64%	0.13%	11,565	4.3
> 5 years	400,000	1.16%	0.12%	3,182	7.6
	$1,355,000	0.79%	0.13%	$14,747	5.2

The following table presents information related to our interest rate swaption positions as of September 30, 2021.

($ in thousands)
	Option			Underlying Swap
			Weighted			Average	Weighted
			Average		Average	Adjustable	Average
		Fair	Months to	Notional	Fixed	Rate	Term
Expiration	Cost	Value	Expiration	Amount	Rate	(LIBOR)	(Years)
Payer Swaptions - long
≤ 1 year	$4,000	$1,421	6.2	$400,000	1.66%	3 Month	5.0
>1 year ≤ 2 years	25,390	26,630	16.1	1,027,200	2.20%	3 Month	15.0
	$29,390	$28,051	13.3	$1,427,200	2.05%	3 Month	12.2
Payer Swaptions - short
≤ 1 year	$(13,400)	$(8,063)	4.8	$(1,182,850)	2.10%	3 Month	11.6

Dividends

In addition to other requirements that must be satisfied to qualify as a REIT, we must pay annual dividends to our stockholders of at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding any net capital gains. We intend to pay regular monthly dividends to our stockholders and have declared the following dividends since our February 2013 IPO.

(in thousands, except per share data)
Year	Per Share Amount	Total
2013	$1.395	$4,662
2014	2.160	22,643
2015	1.920	38,748
2016	1.680	41,388
2017	1.680	70,717
2018	1.070	55,814
2019	0.960	54,421
2020	0.790	53,570
2021 - YTD(1)	0.650	74,045
Totals	$12.305	$416,008

(1)      On October 12, 2021, the Company declared a dividend of $0.065 per share to be paid on November 26, 2021.  The effect of this dividend is included in the table above but is not reflected in the Company’s financial statements as of September 30, 2021.

Peer Performance

The tables below present total return data for Orchid compared to a selected group of peers based on stock price performance for periods through September 30, 2021 and based on book value performance for periods through June 30, 2021.

Portfolio Total Rate of Return Versus Peer Group Average - Stock Price Performance
			ORC Spread
	ORC		Over / (Under)
	Total Rate	Peer	Peer
	of Return(1)	Average(1)(2)	Average(3)
Year to Date (1/1/2021 - 9/30/2021)	4.5%	4.7%	(0.2)%
One Year Total Return	12.9%	28.8%	(15.9)%
Two Year Total Return	16.7%	4.3%	12.4%
Three Year Total Return	7.4%	(7.5)%	14.9%
Four Year Total Return	(11.0)%	(11.5)%	0.5%
Five Year Total Return	2.3%	7.5%	(5.2)%
Six Year Total Return	36.1%	29.6%	6.5%
Seven Year Total Return	11.9%	26.5%	(14.6)%
Inception to Date (2/13/2013 - 9/30/2021)	25.4%	12.8%	12.6%

Source: SEC filings and press releases of Orchid and Peer Group

(1)      Total Rate of Return for each period is obtained from Bloomberg and includes reinvested dividends for each period. Returns are calculated on a monthly basis and compounded for each respective period.

(2)      The peer average is the unweighted, simple, average of the total rate of return for each of the following companies based on the following inclusion periods. AGNC, NLY and ARR have been included since Orchid’s inception. CMO is included from Orchid’s inception to Q2 2021. ANH is included from Orchid’s inception to Q1 2021. HTS is included from Orchid’s inception to Q1 2016. MTGE is included from Q1 2017 to Q2 2018. CYS is included from Orchid’s inception to Q2 2018. WMC is included from Orchid’s inception to Q4 2018. DX was added in Q1 2017. AAIC and CHMI were added in Q1 2019. IVR was added in Q1 2021.

(3)      Represents the total rate of return for Orchid minus peer average in each respective measurement period.

Portfolio Total Rate of Return Versus Peer Group Average - Book Value Performance
			ORC Spread
	ORC		Over / (Under)
	Total Rate	Peer	Peer
	of Return(1)	Average(1)(2)	Average(3)
One Year Total Return	4.7%	5.9%	(1.2)%
Two Year Total Return	(3.6)%	(10.2)%	6.6%
Three Year Total Return	(6.7)%	(12.9)%	6.2%
Four Year Total Return	(6.5)%	(10.7)%	4.2%
Five Year Total Return	(6.3)%	(5.7)%	(0.6)%
Six Year Total Return	(4.9)%	(5.3)%	0.4%
Seven Year Total Return	6.3%	(1.6)%	7.9%
Inception to Date (3/31/2013 - 6/30/2021)(4)	11.1%	(5.0)%	16.1%

Source: SEC filings and press releases of Orchid and Peer Group

(1)      Total rate of return for each period is change in book value per share over the period plus dividends per share declared divided by the book value per share at the beginning of the period. None of the return calculations are annualized except for the stub 2013 calculation.

(2)      The peer average is the unweighted, simple, average of the total rate of return for each of the following companies based on the following inclusion periods. AGNC, NLY and ARR have been included since Orchid’s inception. CMO is included from Orchid’s inception to Q2 2021. ANH is included from Orchid’s inception to Q1 2021. HTS is included from Orchid’s inception to Q1 2016. MTGE is included from Q1 2017 to Q2 2018. CYS is included from Orchid’s inception to Q2 2018. WMC is included from Orchid’s inception to Q4 2018. DX was added in Q1 2017. AAIC and CHMI were added in Q1 2019. IVR was added in Q1 2021.

(3)      Represents the total rate of return for Orchid minus peer average in each respective measurement period.

(4)      Peer book values are not available for Orchid’s true inception date (2/13/2013).  Because all peer book values are not available as of Orchid’s true inception date (2/13/2013), the starting point for Orchid and all of the peer companies is 3/31/2013.

Book Value Per Share

The Company's book value per share at September 30, 2021 was $4.77.  The Company computes book value per share by dividing total stockholders' equity by the total number of shares outstanding of the Company's common stock. At September 30, 2021, the Company's stockholders' equity was $730.6 million with 153,318,351 shares of common stock outstanding.

 ORC Announces Third Quarter 2021 Results

October 28, 2021

Capital Allocation and Return on Invested Capital

The Company allocates capital to two RMBS sub-portfolios, the pass-through RMBS portfolio, consisting of mortgage pass-through certificates issued by Fannie Mae, Freddie Mac or Ginnie Mae (the “GSEs”) and collateralized mortgage obligations (“CMOs”) issued by the GSEs (“PT RMBS”), and the structured RMBS portfolio, consisting of interest-only (“IO”) and inverse interest-only (“IIO”) securities.  As of June 30, 2021, approximately 82% of the Company’s investable capital (which consists of equity in pledged PT RMBS, available cash and unencumbered assets) was deployed in the PT RMBS portfolio.  At September 30, 2021, the allocation to the PT RMBS portfolio decreased by 3% to approximately 79%.

The table below details the changes to the respective sub-portfolios during the quarter.

(in thousands)
Portfolio Activity for the Quarter
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Market value - June 30, 2021	$4,574,539	$92,709	$3,991	$96,700	$4,671,239
Securities purchased	1,960,803	49,182	-	49,182	2,009,985
Securities sold	(917,989)	-	-	-	(917,989)
Gains on sales	2,977	-	-	-	2,977
Return of investment	n/a	(6,669)	(363)	(7,032)	(7,032)
Pay-downs	(146,549)	n/a	-	n/a	(146,549)
Premium lost due to pay-downs	(9,769)	n/a	-	n/a	(9,769)
Mark to market (losses) gains	(5,450)	4,856	(845)	4,011	(1,439)
Market value - September 30, 2021	$5,458,562	$140,078	$2,783	$142,861	$5,601,423

The tables below present the allocation of capital between the respective portfolios at September 30, 2021 and June 30, 2021, and the return on invested capital for each sub-portfolio for the three month period ended September 30, 2021.  The return on invested capital in the PT RMBS and structured RMBS portfolios was approximately 5.6% and 5.2%, respectively, for the third quarter of 2021.  The combined portfolio generated a return on invested capital of approximately 5.6%.

($ in thousands)
Capital Allocation
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
September 30, 2021
Market value	$5,458,562	$140,078	$2,783	$142,861	$5,601,423
Cash(1)	294,625	-	-	-	294,625
Borrowings(2)	(5,213,869)	-	-	-	(5,213,869)
Total	$539,318	$140,078	$2,783	$142,861	$682,179
% of Total	79.1%	20.5%	0.4%	20.9%	100.0%
June 30, 2021
Market value	$4,574,539	$92,709	$3,991	$96,700	$4,671,239
Cash	379,718	-	-	-	379,718
Borrowings(3)	(4,514,704)	-	-	-	(4,514,704)
Total	$439,553	$92,709	$3,991	$96,700	$536,253
% of Total	82.0%	17.3%	0.7%	18.0%	100.0%

(1)      At September 30, 2021, cash was reduced by unsettled purchases of approximately $180.6 million, which are reflected in the portfolio as of September 30, 2021.

(2)      At September 30, 2021, there were outstanding repurchase agreement balances of $106.5 million secured by IO securities and $2.1 million secured by IIO securities.  We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

(3)      At June 30, 2021, there were outstanding repurchase agreement balances of $73.6 million secured by IO securities and $3.2 million secured by IIO securities.  We entered into these arrangements to generate additional cash available to meet margin calls on PT RMBS; therefore, we have not considered these balances to be allocated to the structured securities strategy.

($ in thousands)
Returns for the Quarter Ended September 30, 2021
		Structured Security Portfolio
	Pass-Through	Interest-Only	Inverse Interest
	Portfolio	Securities	Only Securities	Sub-total	Total
Income (net of borrowing cost)	$31,542	$919	$138	$1,057	$32,599
Realized and unrealized (losses) / gains	(12,273)	4,856	(845)	4,011	(8,262)
Derivative gains	5,375	n/a	n/a	n/a	5,375
Total Return	$24,644	$5,775	$(707)	$5,068	$29,712
Beginning Capital Allocation	$439,553	$92,709	$3,991	$96,700	$536,253
Return on Invested Capital for the Quarter(1)	5.6%	6.2%	(17.7)%	5.2%	5.6%
Average Capital Allocation(2)	$489,436	$116,394	$3,387	$119,781	$609,217
Return on Average Invested Capital for the Quarter(3)	5.0%	5.0%	(20.9)%	4.2%	4.9%

(1)      Calculated by dividing the Total Return by the Beginning Capital Allocation, expressed as a percentage.

(2)      Calculated using two data points, the Beginning and Ending Capital Allocation balances.

(3)      Calculated by dividing the Total Return by the Average Capital Allocation, expressed as a percentage.

Stock Offerings

On August 4, 2020, we entered into an equity distribution agreement (the “August 2020 Equity Distribution Agreement”) with four sales agents pursuant to which we could offer and sell, from time to time, up to an aggregate amount of $150,000,000 of shares of our common stock in transactions that were deemed to be “at the market” offerings and privately negotiated transactions. We issued a total of 27,493,650 shares under the August 2020 Equity Distribution Agreement for aggregate gross proceeds of approximately $150.0 million, and net proceeds of approximately $147.4 million, after commissions and fees, prior to its termination in June 2021.

On January 20, 2021, we entered into an underwriting agreement (the “January 2021 Underwriting Agreement”) with J.P. Morgan Securities LLC (“J.P. Morgan”), relating to the offer and sale of 7,600,000 shares of our common stock. J.P. Morgan purchased the shares of our common stock from the Company pursuant to the January 2021 Underwriting Agreement at $5.20 per share. In addition, we granted J.P. Morgan a 30-day option to purchase up to an additional 1,140,000 shares of our common stock on the same terms and conditions, which J.P. Morgan exercised in full on January 21, 2021. The closing of the offering of 8,740,000 shares of our common stock occurred on January 25, 2021, with proceeds to us of approximately $45.2 million, net of offering expenses.

On March 2, 2021, we entered into an underwriting agreement (the “March 2021 Underwriting Agreement”) with J.P. Morgan, relating to the offer and sale of 8,000,000 shares of our common stock. J.P. Morgan purchased the shares of our common stock from the Company pursuant to the March 2021 Underwriting Agreement at $5.45 per share. In addition, we granted J.P. Morgan a 30-day option to purchase up to an additional 1,200,000 shares of our common stock on the same terms and conditions, which J.P. Morgan exercised in full on March 3, 2021. The closing of the offering of 9,200,000 shares of our common stock occurred on March 5, 2021, with proceeds to us of approximately $50.0 million, net of offering expenses.

On June 22, 2021, we entered into an equity distribution agreement (the “June 2021 Equity Distribution Agreement”) with four sales agents pursuant to which we may offer and sell, from time to time, up to an aggregate amount of $250,000,000 of shares of our common stock in transactions that are deemed to be “at the market” offerings and privately negotiated transactions. Through September 30, 2021, we issued a total of 41,568,338 shares under the June 2021 Equity Distribution Agreement for aggregate gross proceeds of approximately $211.0 million, and net proceeds of approximately $207.5 million, after commissions and fees. Subsequent to September 30, 2021, and through October 28, 2021, we issued a total of 7,838,998 shares under the June 2021 Equity Distribution Agreement for aggregate gross proceeds of approximately $39.0 million, and net proceeds of approximately $38.4 million, after commissions and fees.

Stock Repurchase Program

On July 29, 2015, the Board of Directors passed a resolution authorizing the repurchase of up to 2,000,000 shares of the Company’s common stock.  As part of the stock repurchase program, shares may be purchased in open market transactions, including through block purchases, privately negotiated transactions, or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Open market repurchases will be made in accordance with Exchange Act Rule 10b-18, which sets certain restrictions on the method, timing, price and volume of open market stock repurchases. The timing, manner, price and amount of any repurchases is determined by the Company in its discretion and is subject to economic and market conditions, stock price, applicable legal requirements and other factors. On February 8, 2018, the Board of Directors approved an increase in the stock repurchase program for up to an additional 4,522,822 shares of the Company’s common stock. The authorization does not obligate the Company to acquire any particular amount of common stock, and the program may be suspended or discontinued at the Company’s discretion without prior notice.

Since inception of the program through September 30, 2021, the Company repurchased a total of 5,685,511 shares under the stock repurchase program at an aggregate cost of approximately $40.4 million, including commissions and fees, for a weighted average price of $7.10 per share. However, we did not repurchase any shares of our common stock during the three months ended September 30, 2021. As of September 30, 2021, the remaining authorization under the repurchase program is for up to 837,311 shares of the Company’s common stock.

Earnings Conference Call Details

An earnings conference call and live audio webcast will be hosted Friday, October 29, 2021, at 10:00 AM ET.  The conference call may be accessed by dialing toll free (833) 794-1168.  International callers dial (236) 714-2726.  The conference passcode is 5692327.  The supplemental materials may be downloaded from the investor relations section of the Company’s website at https://ir.orchidislandcapital.com. A live audio webcast of the conference call can be accessed via the investor relations section of the Company’s website at https://ir.orchidislandcapital.com, and an audio archive of the webcast will be available until November 30, 2021.

About Orchid Island Capital, Inc.

Orchid Island Capital, Inc. is a specialty finance company that invests on a leveraged basis in Agency RMBS. Our investment strategy focuses on, and our portfolio consists of, two categories of Agency RMBS: (i) traditional pass-through Agency RMBS, such as mortgage pass-through certificates and CMOs issued by the GSEs, and (ii) structured Agency RMBS, such as IOs, IIOs and principal only securities, among other types of structured Agency RMBS. Orchid is managed by Bimini Advisors, LLC, a registered investment adviser with the Securities and Exchange Commission.

 ORC Announces Third Quarter 2021 Results

October 28, 2021

Forward Looking Statements

Statements herein relating to matters that are not historical facts, including, but not limited to statements regarding interest rates, liquidity, inflation, portfolio performance, pledging of our structured RMBS, funding levels and spreads, prepayment speeds, returns, portfolio positioning and repositioning, book value, investment and operating strategy, hedging levels, the supply and demand for Agency RMBS, the effect of actions of the U.S. government, including asset purchases by the Fed, market expectations, future dividends, the stock repurchase program and general economic conditions, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Orchid Island Capital, Inc.'s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Orchid Island Capital, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements.

CONTACT:

Orchid Island Capital, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.orchidislandcapital.com

Summarized Financial Statements

The following is a summarized presentation of the unaudited balance sheets as of September 30, 2021, and December 31, 2020, and the unaudited quarterly statements of operations for the nine and three months ended September 30, 2021 and 2020. Amounts presented are subject to change.

ORCHID ISLAND CAPITAL, INC.
BALANCE SHEETS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	September 30, 2021	December 31, 2020
ASSETS:
Mortgage-backed securities	$5,601,423	$3,726,895
U.S. Treasury Notes	37,409	-
Cash, cash equivalents and restricted cash	475,244	299,506
Accrued interest receivable	15,241	9,721
Derivative assets, at fair value	47,383	20,999
Receivable for securities sold	-	414
Other assets	442	516
Total Assets	$6,177,142	$4,058,051

LIABILITIES AND STOCKHOLDERS' EQUITY
Repurchase agreements	$5,213,869	$3,595,586
Payable for unsettled securities purchased	180,619	-
Dividends payable	9,991	4,970
Derivative liabilities, at fair value	10,288	33,227
Accrued interest payable	753	1,157
Due to affiliates	935	632
Other liabilities	30,058	7,188
Total Liabilities	5,446,513	3,642,760
Total Stockholders' Equity	730,629	415,291
Total Liabilities and Stockholders' Equity	$6,177,142	$4,058,051
Common shares outstanding	153,318,351	76,073,317
Book value per share	$4.77	$5.46

ORCHID ISLAND CAPITAL, INC.
STATEMENTS OF OPERATIONS
($ in thousands, except per share data)
(Unaudited - Amounts Subject to Change)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2021	2020	2021	2020
Interest income	$90,279	$90,152	$34,169	$27,223
Interest expense	(5,067)	(23,045)	(1,570)	(2,043)
Net interest income	85,212	67,107	32,599	25,180
(Losses) gains on RMBS and derivative contracts	(94,522)	(73,712)	(2,887)	5,745
Net portfolio (loss) income	(9,310)	(6,605)	29,712	30,925
Expenses	10,886	7,746	3,674	2,849
Net (loss) income	$(20,196)	$(14,351)	$26,038	$28,076
Basic net (loss) income per share	$(0.19)	$(0.22)	$0.20	$0.42
Diluted net (loss) income per share	$(0.19)	$(0.22)	$0.20	$0.42
Weighted Average Shares Outstanding	105,305,772	66,014,379	128,587,347	67,301,901
Dividends Declared Per Common Share:	$0.585	$0.595	$0.195	$0.190

	Three Months Ended September 30,
Key Balance Sheet Metrics	2021	2020
Average RMBS(1)	$5,136,331	$3,422,564
Average repurchase agreements(1)	4,864,287	3,228,021
Average stockholders' equity(1)	642,225	361,355
Leverage ratio(2)	7.5:1	8.8:1

Key Performance Metrics
Average yield on RMBS(3)	2.66%	3.18%
Average cost of funds(3)	0.13%	0.25%
Average economic cost of funds(4)	0.23%	1.11%
Average interest rate spread(5)	2.53%	2.93%
Average economic interest rate spread(6)	2.43%	2.07%

(1)      Average RMBS, borrowings and stockholders’ equity balances are calculated using two data points, the beginning and ending balances.

(2)      The leverage ratio is calculated by dividing total ending liabilities by ending stockholders’ equity.

(3)      Portfolio yields and costs of funds are calculated based on the average balances of the underlying investment portfolio/borrowings balances and are annualized for the quarterly periods presented.

(4)      Represents the interest cost of our borrowings and the effect of derivative agreements attributed to the period related to hedging activities, divided by average borrowings.

(5)      Average interest rate spread is calculated by subtracting average cost of funds from average yield on RMBS.

(6)      Average economic interest rate spread is calculated by subtracting average economic cost of funds from average yield on RMBS.